United States
Securities And Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 8, 2006
Lodgian, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-14537	52-2093696
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3445 Peachtree Road, N.E., Suite 700
Atlanta, GA 30326
(Address of principal executive offices)
(404) 364-9400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 8, 2006, Lodgian, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Mark D. Linch. Mr. Linch was appointed to the position of Senior Vice President of Capital Investment on June 8, 2006. The Employment Agreement has a one year term which automatically renews for additional one year periods unless either party provides 30 days prior notice. Mr. Linch’s base salary is $225,000 per year. In addition, Mr. Linch was granted 7,000 restricted shares of the Company’s common stock on June 8, 2006. The restricted shares will vest in three equal annual installments beginning on June 8, 2007. The Employment Agreement is attached hereto as Exhibit 10.1. A form of the restricted stock agreement has previously been filed with the Commission.
The Employment Agreement contains certain severance benefits in the event of a termination without cause, a resignation for good reason (each as defined in the Employment Agreement), and in the event the Company does not renew the Employment Agreement. The severance benefits include a lump sum payment equal to 50% of Mr. Linch’s annual base salary, accelerated vesting of all previously granted stock-based compensation and reimbursement of COBRA insurance premiums for six months. The severance benefits also include payment of a pro rata portion of any earned bonus as described below.
Mr. Linch will be a participant under the Company’s Executive Incentive Plan (Covering the Years 2006-2008) (the “Executive Incentive Plan”). Mr. Linch’s maximum annual cash bonus amount is $144,375, which would be payable in the event that the Company achieves at least 145% of its target EBITDA, as specified in the Executive Incentive Plan. The Company must achieve at least 90% of its target EBITDA in order for Mr. Linch to be entitled to receive any cash bonus. If the Company does achieve 90% of its target EBITDA, Mr. Linch is entitled to receive a $60,000 bonus. Any bonus payable to Mr. Linch for 2006 will be prorated based upon his June 8, 2006 hire date. Mr. Linch is entitled to an increased cash bonus, up to $144,375, as the Company’s actual EBITDA increases.
Mr. Linch may also earn 5,000 restricted shares of the Company’s common stock per year if either: a) the Company achieves 100% of its EBITDA target, or b) the price of the Company’s common stock meets certain stock price thresholds for 30 business days prior to the end of each of years 2006-2008. Mr. Linch is eligible to earn an additional 5,000, 7,500 and 10,000 restricted shares for calendar years 2006, 2007 and 2008, respectively, if the Company achieves 110% of its EBITDA target or if substantially all of the assets of the Company are sold or a merger is consummated for at least a 20% premium over the stock price threshold applicable to each year, as set forth in the Executive Incentive Plan.
The Employment Agreement also provides that the Company will either reimburse Mr. Linch or pay directly to third parties up to $40,000 (the “Maximum Payment”) for all direct and indirect costs associated with establishing a residence in the Atlanta, Georgia metropolitan area. The difference between the Maximum Payment and the amount the Company either pays to reimburse Mr. Linch or to third parties for such expenses shall be paid to Mr. Linch as a signing bonus. The signing bonus is subject to applicable taxes and withholdings.
Mr. Linch is subject to nondisclosure and non solicitation of customer and employee covenants during the employment period and for a period of two (2) years thereafter and he is also subject to a covenant not to compete with the Company within a limited geographic area, during the term of the Employment Agreement, and for six (6) months thereafter.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits — Employment Agreement dated June 8, 2006 between Lodgian, Inc. and Mark D. Linch.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Lodgian, Inc. Dated: June 12, 2006
By:	/s/ Daniel E. Ellis
Daniel E. Ellis
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement between Lodgian, Inc. and Mark D. Linch dated June 8, 2006.

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